EXHIBIT 10.15
AMENDMENT NO. 2 TO THE
MIDSTREAM SERVICES AND GAS DEDICATION AGREEMENT
          This AMENDMENT NO. 2 TO THE MIDSTREAM SERVICES AND GAS DEDICATION AGREEMENT (this “Amendment No. 2”) is made and entered into this 27th day of February, 2009, (and made effective January 1, 2009) by and between Bluestem Pipeline, LLC, a Delaware limited liability company, hereinafter referred to as “Gatherer”, and Quest Energy Partners, L.P., a Delaware limited partnership (successor in interest to Quest Resource Company), hereinafter referred to as “Shipper” and, together with Gatherer, the “Parties”).
WITNESSETH:
          WHEREAS, Gatherer and Shipper are parties to that certain Midstream Services and Gas Dedication Agreement dated December 22, 2006 which was subsequently amended on August 9, 2007 (the “Agreement”); and
          WHEREAS, Gatherer and Shipper desire to further amend the Agreement to clarify the calculation of the annual adjustment to the Compression and Gathering Fees therein.
          NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the Parties hereto agree as follows:
1.	Paragraph 5.2 (a) of the Agreement is deleted and replaced in its entirely as follows:

Beginning January 1, 2008, the Compression Fee and the Gathering Fee shall be subject to adjustment on an annual basis. The amount of the adjusted fee shall be determined by multiplying each of the Compression Fee and the Gathering Fee by the sum of (a) 0.25 times the Percentage Change in the Producer Price Index for the prior calendar year and (b) 0.75 times the Percentage Change in the First of Month Index for the prior calendar year. The adjusted Compression Fee and Gathering Fee shall (a) be rounded to the third decimal point and (b) shall be calculated by Gatherer within 60 days after the beginning of each year, but shall be retroactive to the beginning of the year. In no event shall the Compression Fee or the Gathering Fee be reduced below the amount set forth in Paragraph 5.1.

2.	The following defined term in Section 1.28 of Exhibit B to the Agreement is deleted and replaced in its entirely as follows:

Producer Price Index — The average annual Producer Price Index for Commodities. All calculations using the Producer Price Index shall be made using (a) the most recently available version of such index, for the latter year in the calculation, as of the date of the calculation (as published by the U.S.

Department of Labor, Bureau of Labor Statistics at http://www.bls.gov/ppi), and, (b) for the earlier year in the calculation, the average used for the calculation in the immediately preceding year.
          IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 as of the day and year first written above, and except as amended hereby, the Agreement shall continue in full force and effect for the term thereof.

SHIPPER:

Quest Energy Partners, LP
By:	Quest Energy Partners GP, LLC, its general partner

By:	/s/ DAVID LAWLER

David Lawler President
GATHERER:

Bluestem Pipeline, LLC
	By:	Quest Midstream Partners, LP, its sole member
	By:	Quest Midstream GP, LLC, its general partner

By:	/s/ MICHAEL A. FORBAU

Michael A. Forbau Chief Operating Officer